                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
[ ] Definitive Proxy Statement             Commission Only (as permitted by
[ ] Definitive Additional Materials        Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to
    sec. 240.14a-11(c) or sec.
    240.14a-12

                           ICN PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] Fee not required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                           ICN PHARMACEUTICALS, INC.

                                                                  April xx, 1998

To the Stockholders of
ICN Pharmaceuticals, Inc.:

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of ICN Pharmaceuticals, Inc., which will be held on May 27, 1998, at 11:00 a.m. at the Weill Recital Hall at Carnegie Hall, 154 West 57th Street, New York, New York 10019. Official Notice of the Meeting, a Proxy Statement and a form of proxy accompany this letter.

     The Company's Annual Report to Stockholders, including audited financial statements, accompanies this Proxy Statement.

     Please mark, date, sign and return the proxy in the enclosed envelope so that your shares may be represented. This will not prevent you from voting in person should you so desire, but will help secure a quorum necessary for the transaction of business.

                                          By Order of the Board of Directors,

                                          /s/ MILAN PANIC
                                          MILAN PANIC
                                          Chairman of the Board

                           ICN PHARMACEUTICALS, INC.
                               3300 HYLAND AVENUE
                          COSTA MESA, CALIFORNIA 92626
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1998
                            ------------------------

To the Stockholders of
ICN Pharmaceuticals, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held at Weill Recital Hall at Carnegie Hall, 154 West 57th Street, New York, New York 10019, on May 27, 1998, at 11:00 a.m., local time, for the following purposes:

     1. To elect five directors, to hold office until the 2001 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified.

     2. To consider adoption of the ICN Pharmaceuticals, Inc. Amended and Restated 1998 Stock Option Plan.

     3. To consider an amendment to the Restated Certificate of Incorporation to increase the authorized capital stock of the Company from 110,000,000 shares to 210,000,000 shares.

     4. To consider a stockholder proposal to amend the By-laws of the Company to provide for a mandatory retirement policy for directors of the Company.

     5. The transaction of such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 24, 1998 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ MILAN PANIC
                                          MILAN PANIC
                                          Chairman of the Board

                                          /s/ DAVID C. WATT
                                          DAVID C. WATT
                                          Secretary

Dated: April   , 1998

     PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                           ICN PHARMACEUTICALS, INC.
                               3300 HYLAND AVENUE
                          COSTA MESA, CALIFORNIA 92626
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  MAY 27, 1998

     This Proxy Statement is being mailed on or about April   , 1998, to
stockholders of ICN Pharmaceuticals, Inc. (the "Company" or "ICN") in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on May 27, 1998, or any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders.

     When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in accordance with the recommendations of the Board of Directors. A stockholder who executes and returns the enclosed proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Chairman of the Board of the Company, at the address of the Company, or by revoking it in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and returned the enclosed proxy does not alone revoke the proxy.

     The costs of preparing and mailing this Notice and Proxy Statement and the enclosed form of proxy will be paid by the Company. In addition to soliciting proxies by mail, employees of the Company may, at the Company's expense, solicit proxies in person and by telephone or telegraph. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies. The Company will pay fees estimated at $14,000, plus reasonable out-of-pocket expenses incurred by them. The Company will pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for forwarding solicitation material to principals and for obtaining their instructions.

                               VOTING SECURITIES

     As of the close of business on April 24, 1998, there were outstanding shares of the Company's common stock, par value $.01 per share, (the
"Common Stock") held of record by approximately        stockholders, each of
which shares is entitled to one vote at the Annual Meeting. In addition, there are 821 shares of Series D Convertible Preferred Stock, which are convertible into 615,750 shares of Common Stock which have voting rights equivalent to one vote for each share issuable upon conversion. The Company has no other class of voting securities outstanding.

                                     MERGER

     On November 1, 1994, the stockholders of ICN Pharmaceuticals, Inc. ("Old ICN"), SPI Pharmaceuticals, Inc. ("SPI"), Viratek, Inc. ("Viratek"), and ICN Biomedicals, Inc. ("Biomedicals") (collectively, the "Predecessor Companies") approved a business combination involving the Predecessor Companies ("the Merger"). On November 10, 1994, SPI, Old ICN and Viratek merged into ICN Merger Corp. (then a wholly owned subsidiary of SPI), and Biomedicals merged into ICN Subsidiary Corp., a wholly-owned subsidiary of ICN Merger Corp. In the Merger, all of the stockholders of the Predecessor Companies (other than Old ICN) received shares of Common Stock in exchange for the shares of common stock of the predecessor companies at specified exchange rates for each of the Predecessor Companies. In conjunction with the Merger, ICN Merger Corp. was renamed ICN Pharmaceuticals, Inc. For accounting purposes, SPI is the acquiring company and as a result, the Company reports the historical financial data of SPI in its financial results for periods prior to the Merger.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides that the Board of Directors be divided into three classes of directors. Five directors are to be elected at the 1998 Annual Meeting, each to serve until the 2001 Annual Meeting of Stockholders and until his successor is elected and qualified. The nominees are Weldon B. Jolley, Ph.D., Thomas H. Lenagh, Roberts A. Smith, Ph.D., Richard Starr and Andrei Kozyrev, Ph.D., all of whom currently serve as directors of the Company. If for any reason any nominee should not be available for election or be unable to serve as a director, the accompanying proxy will be voted for the election of such other person, if any, as the Board of Directors may designate. The Board of Directors has no reason to believe that any nominee will be unavailable for election or unable to serve. Mr. Dale Hanson, who has served as a director from August 1995, is not standing for re-election.

     The Board of Directors of the Company recommends that the stockholders vote FOR the election of the five nominees for director named in this Proxy Statement.

     When a proxy in the form enclosed with this Proxy Statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of the five nominees listed above. If any other matters are properly presented at the Meeting for action, which is not presently contemplated, the proxy holder will vote the proxies (which confer discretionary authority upon such holder to vote on such matters) in accordance with their best judgment.

     The presence, in person or by proxy, of the holders of a majority of the Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the votes cast by the holders of the Shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote their Shares is required to elect directors. Abstentions and broker non-votes in connection with the election of directors shall have no effect on such matters since directors are elected by a plurality of the votes cast at the Annual Meeting.

                 INFORMATION CONCERNING NOMINEES AND DIRECTORS

     The current Board of Directors consists of sixteen members: Messrs., Jolley, Lenagh, R. Smith and Starr are standing for re-election and Dr. Kozyrev, appointed to the Board in February 1998, is standing for election; Messrs. Barker, Bayh, Charles, Jerney and Moses will serve until the 1999 Annual Meeting of Stockholders, and Messrs. Guillemin, Kurz, Manatt, Panic and M. Smith are serving until the 2000 Annual Meeting of Stockholders. Mr. Dale Hanson is not standing for re-election. Set forth below with respect to each director is certain personal information, including the present principal occupation and recent business experience, age, year commenced service as a director of the Company (including service as a director of a Predecessor Company) and other corporate directorships.

DIRECTORS NOMINATED FOR ELECTION

                                                         YEAR
                                                       COMMENCED
                                                      SERVING AS
                                                      DIRECTOR OF
        NAME AND PRINCIPAL OCCUPATION           AGE   THE COMPANY    OTHER CORPORATE DIRECTORSHIPS
        -----------------------------           ---   -----------   --------------------------------
WELDON B. JOLLEY, Ph.D. (a)(b)(c).............  71       1960
  Dr. Jolley is President of Golden
  Opportunities and was President of the
  Nucleic Acid Research Institute, a former
  division of ICN, from 1985 to 1989. Dr.
  Jolley was a Vice President of ICN until
  1991. Prior to that, he was, for eleven
  years, Professor of Surgery at the Loma
  Linda University School of Medicine in Loma
  Linda, California and a physiologist at the
  Veterans Hospital in Loma Linda, California

                                                         YEAR
                                                       COMMENCED
                                                      SERVING AS
                                                      DIRECTOR OF
        NAME AND PRINCIPAL OCCUPATION           AGE   THE COMPANY    OTHER CORPORATE DIRECTORSHIPS
        -----------------------------           ---   -----------   --------------------------------
THOMAS H. LENAGH (a)(d)(e)....................  79       1979       Adams Express Company;
  Mr. Lenagh is an independent financial                            U.S. Life Corporation; SCI
  advisor. He was Chairman of the Board of                          Systems, Inc.; Gintel Funds;
  Greiner Engineering, Inc. from 1982 to 1985.                      Irvine Sensors, Inc.; CML, Inc.;
  Mr. Lenagh served as Financial Vice                               Clemente Global Funds; Franklin
  President to the Aspen Institute from 1978                        Quest; V Band Corp.
  to 1980, and since then as an independent
  financial consultant. From 1964 to 1978, he
  was Treasurer of the Ford Foundation
ROBERTS A. SMITH, Ph.D. (f)(b)(c).............  69       1960       Nucleic Acid Research Institute;
  Dr. Smith was President of Viratek and Vice                       PLC Systems
  President -- Research and Development of SPI
  through 1992. For more than eleven years,
  Dr. Smith was Professor of Chemistry and
  Biochemistry at the University of California
  at Los Angeles
RICHARD W. STARR (d)..........................  77       1983
  Mr. Starr is the retired Executive Vice
  President and Chief Credit Officer Worldwide
  of First Interstate Bank of California. Mr.
  Starr spent 31 years with First Interstate
  before retiring in 1983 and has over 44
  years of experience in commercial banking
ANDREI KOZYREV, Ph.D..........................  47       1998
  Dr. Kozyrev currently serves as a member of
  the Russian Parliament. Dr. Kozyrev served
  as the Minister of Foreign Affairs of the
  first democratic government of the Russian
  Federation from 1990 until 1992. After
  dissolution of the Soviet Union, Dr. Kozyrev
  was appointed Foreign Minister and served
  until January, 1996. Dr. Kozyrev earned his
  Ph.D. in History. He is also an author,
  having published several works on the
  Russian economy and international affairs.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

                                                         YEAR
                                                       COMMENCED
                                                      SERVING AS
                                                      DIRECTOR OF
        NAME AND PRINCIPAL OCCUPATION           AGE   THE COMPANY    OTHER CORPORATE DIRECTORSHIPS
        -----------------------------           ---   -----------   --------------------------------
NORMAN BARKER, JR. (f)(d)(g)..................  75       1988       American Health Properties,
  Mr. Barker is the retired Chairman of the                         Inc.; Fidelity Federal Bank,
  Board of First Interstate Bank of California                      Chairman; Pacific American
  and Former Vice Chairman of the Board of                          Income Shares, Inc., Chairman;
  First Interstate Bankcorp. Mr. Barker joined                      TCW Convertible Securities Fund,
  First Interstate Bank of California in 1957                       Inc.
  and was elected President and Director in
  1968, Chief Executive Officer in 1971 and
  Chairman of the Board in 1973. He retired as
  Chairman of the Board at the end of 1985.

                                                         YEAR
                                                       COMMENCED
                                                      SERVING AS
                                                      DIRECTOR OF
        NAME AND PRINCIPAL OCCUPATION           AGE   THE COMPANY    OTHER CORPORATE DIRECTORSHIPS
        -----------------------------           ---   -----------   --------------------------------
BIRCH E. BAYH, JR., ESQ. (f)(g)...............  70       1992       Acordia, Inc. and Simon
  Mr. Bayh is a senior partner in the                               Property Group
  Washington, D.C. law firm of Oppenheimer,
  Wolff, Donnelly & Bayh, L.L.P. He previously
  was head of the Washington office of Bayh,
  Connaughton & Stewart, L.L.P. (1991 - 1997)
  and Rivkin, Radler, Bayh, Hart & Kremer
  (1985 - 1991), and a partner in the
  Indianapolis, Indiana and Washington, D.C.
  law firm of Bayh, Tabbert & Capehart
  (1981 - 1985). Mr. Bayh served as a United
  States Senator from the State of Indiana
  from 1963 - 1981.
ALAN F. CHARLES (f)(e)........................  60       1986
  Mr. Charles was Vice Chancellor of
  University Relations at the University of
  California, Los Angeles from 1980 to 1993
  and served in various Administrative
  capacities at that University since 1972. He
  is now an independent consultant in higher
  education management.
ADAM JERNEY...................................  56       1992
  Mr. Jerney is Chief Operating Officer and
  President of ICN. He served as Chairman of
  the Board and Chief Executive Officer of
  ICN, SPI, Viratek and Biomedicals from July
  14, 1992 to March 4, 1993 during Milan
  Panic's leave of absence (as described
  below). Mr. Jerney joined ICN in 1973 as
  Director of Marketing Research in Europe and
  assumed the position of General Manager of
  ICN Netherlands in 1975. In 1981, he was
  elected Vice President -- Operations and in
  1987 he became President and Chief Operating
  Officer of SPI. He became President of the
  Company in 1997. Prior to joining ICN, he
  spent four years with F. Hoffmann-LaRoche &
  Company.
STEPHEN D. MOSES (f)(a)(e)....................  63       1988
  Mr. Moses is Chairman of the Board of
  Stephen Moses Interests. He was formerly
  Chairman of the Board of National Investment
  Development Corporation and Brentwood Bank
  in Los Angeles, California and a member of
  the National Advisory Board of the Center
  for National Policy. Mr. Moses serves on the
  Board of Visitors of Hebrew Union College,
  as well as the Board of Trustees of Franklin
  and Marshall College and the UCLA
  Foundation. From 1967 to 1971, Mr. Moses was
  an executive of the Boise Cascade
  Corporation, serving in several capacities,
  including President of Boise Cascade Home
  and Land Corporation. In the early 1970's,
  Mr. Moses was President of Flagg
  Communities, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

                                                         YEAR
                                                       COMMENCED
                                                      SERVING AS
                                                      DIRECTOR OF
        NAME AND PRINCIPAL OCCUPATION           AGE   THE COMPANY    OTHER CORPORATE DIRECTORSHIPS
        -----------------------------           ---   -----------   --------------------------------
ROGER GUILLEMIN, M.D., Ph.D. (b)..............  74       1989       Prizm Pharmaceuticals, Inc.
  Dr. Guillemin has been an Adjunct Professor
  of Medicine at the University of California
  College of Medicine in San Diego since 1970.
  He was a Distinguished Scientist at the
  Whittier Institute in La Jolla, California
  from March 1989 to 1995 and was Resident
  Fellow and Chairman of the Laboratories for
  Neuroendocrinology at the Salk Institute in
  La Jolla, California. Dr. Guillemin was
  awarded the Nobel Prize in Medicine in 1977
  and, in the same year, was presented the
  National Medal of Science by the President
  of the United States. He was Affiliated with
  the Department of Physiology at Baylor
  College of Medicine in Houston, Texas from
  1952 to 1970. Dr. Guillemin is a member of
  the National Academy of Sciences, and a
  Fellow of the American Association for the
  Advancement of Science. He has also served
  as President of the American Endocrine
  Society.
JEAN-FRANCOIS KURZ (d)(c).....................  63       1989       Board of Banque Pasche S.A.,
  Mr. Kurz was a member of the Board of                             Geneva
  Directors and the Executive Committee of the
  Board of DG Bank Switzerland Ltd. from 1990
  to 1992. In 1988 and 1989, Mr. Kurz served
  as a General Manager of TDB American Express
  Bank of Geneva and from 1969 to 1988, he was
  Chief Executive Officer of Banque
  Gutzweiler, Kurz, Bungener in Geneva. Mr.
  Kurz is also Chairman of the Board of Banque
  Pasche S.A., Geneva
CHARLES T. MANATT (d)(g)......................  61       1992       Federal Express; Comsat
  Mr. Manatt is a partner in the law firm of
  Manatt, Phelps, Phillips, of which he was a
  founder in 1965. Mr. Manatt served as
  Chairman of the Democratic Party from
  to      .
MILAN PANIC (c)...............................  68       1960
  Mr. Panic, the founder of ICN, has been
  Chairman of the Board and Chief Executive
  Officer of ICN since its inception in 1960
  and served as President until 1997; except
  for a leave of absence from July 14, 1992 to
  March 4, 1993 while he was serving as Prime
  Minister of Yugoslavia and a leave of
  absence from October 1979 to June 1980. Mr.
  Panic served as Chairman of the Board and
  Chief Executive Officer of SPI, Viratek and
  Biomedicals from their respective inceptions
  (except for such leaves of absence) prior to
  the Merger, and he may be deemed to be a
  "control person" of the Company.

                                                         YEAR
                                                       COMMENCED
                                                      SERVING AS
                                                      DIRECTOR OF
        NAME AND PRINCIPAL OCCUPATION           AGE   THE COMPANY    OTHER CORPORATE DIRECTORSHIPS
        -----------------------------           ---   -----------   --------------------------------
MICHAEL SMITH, Ph.D. (b)......................  65       1994
  Dr. Smith is Director of the Biotechnology
  Laboratory, an interdisciplinary unit, at
  the University of British Columbia. He is
  Peter Wall Distinguished Professor of
  Biotechnology and University Professor at
  the University. He has been a Career
  Investigator of the Medical Research Council
  of Canada since 1966 and was awarded the
  Nobel Prize in Chemistry in 1993 for the
  development of site-directed mutagenesis.

---------------

(a) Member of the Audit Committee

(b) Member of the Science and Technology Committee

(c) Member of the Executive Committee

(d) Member of the Finance Committee

(e) Member of the Communications Committee

(f) Member of the Compensation and Benefits Committee

(g) Member of the Corporate Governance Committee

     None of the directors are related by blood or marriage to one another or to an executive officer of the Company.

     On October 7, 1991, Old ICN, Viratek, Milan Panic, as Chairman of the Board, President and Chief Executive Officer of Old ICN and Dr. Weldon B. Jolley, a director of Old ICN, entered into a settlement agreement in a form of a Consent Decree with the Securities and Exchange Commission (the "Commission"), ending the investigation of Old ICN and its subsidiaries which began in 1987 and generally concerned Old ICN disclosures in 1986 and 1987 relating to the safety and efficacy of Virazole(R) in treating certain AIDS-related conditions. Without admitting or denying any violations of the securities laws, Old ICN, Viratek and the individuals agreed not to violate securities laws in the future (which obligations were assumed by ICN in the Merger).

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has a standing Executive Committee, Audit Committee, Finance Committee, Science and Technology Committee, Compensation and Benefits Committee, Communications Committee and Corporate Governance Committee, but does not have a standing nominating committee.

     The current members of the Executive Committee are Messrs. Panic, Jolley, Kurz and R. Smith. This Committee is empowered to act upon any matter for the Board of Directors, other than matters which may not be delegated under Delaware law. The Executive Committee held no meetings during the year ended December 31, 1997.

     The current members of the Audit Committee, which held eight meetings during the year ended December 31, 1997, are Messrs. Lenagh, Jolley and Moses. Its functions include recommending to the Board of Directors the selection of the Company's independent public accountants and reviewing with such accountants the plan and results of their audit, the scope and results of the Company's internal audit procedures and the adequacy of the Company's systems of internal accounting controls. In addition, the Audit Committee reviews the independence of the independent public accountants and reviews the fees for audit and non-audit services rendered to the Company by its independent public accountants.

     The Compensation and Benefits Committee recommends to the Board of Directors the compensation and benefits for senior management and directors, including the grant of stock options. The current members of this Committee are Messrs. Barker, Bayh, Charles, Moses, and R. Smith. This Committee held eight meetings during the year ended December 31, 1997.

     The Finance Committee oversees investment and commercial banking issues and investment guidelines. The current members of this Committee are Messrs. Barker, Kurz, Lenagh, Manatt and Starr. This Committee did not meet during the year ended December 31, 1997.

     The Science and Technology Committee formulates and oversees the scientific and technology policy of the Company. The current members of this Committee are Drs. Guillemin, Jolley, M. Smith and R. Smith. This Committee held five meetings during the year ended December 31, 1997.

     The Communications Committee oversees the development of external communications policy for the Company in both the public relations and investor relations disciplines. The current members of the Communications Committee are Messrs. Charles, Lenagh and Moses. This Committee met two times during the year ended December 31, 1997.

     The Corporate Governance Committee was formed in July 1995 and oversees the development of the Company's policies and procedures to insure the Company's adherence to good corporate governance for the benefit of the stockholders of the Company. The current members of this Committee are Messrs. Manatt, Barker and Bayh. This Committee did not meet during the year ended December 31, 1997.

     The Board of Directors met eight times during 1997 and all of the directors attended at least 75% of the meetings (including meetings of committees on which they serve) except for Dr. Guillemin and Mr. Kurz, who attended 63% and 50%, respectively.

                               ICN PROPOSAL NO. 2

APPROVAL OF ICN PHARMACEUTICALS, INC. AMENDED AND RESTATED 1998 ICN STOCK OPTION
                                      PLAN

STOCK OPTION PLAN

     The ICN Pharmaceuticals, Inc. Amended and Restated 1998 Stock Option Plan (the "Stock Option Plan") was approved by the Board of Directors of the Company in January 1998 subject to its approval by the stockholders of the Company. The Stock Option Plan is an amendment and restatement of the Company's 1994 Stock Option Plan (the "1994 Plan"). The Stock Option Plan increases the number of shares of Common Stock which may be the subject of options to purchase common stock of the Company (the "Options") granted under the Plan from 3,000,000 to 6,000,000 in the aggregate and from 1,500,000 to 2,000,000, to any individual during the term of the Stock Option Plan. The other principal amendments to the 1994 Plan are that the Compensation and Benefits Committee (the "Committee") may grant Options (other than to nonemployee directors) with an exercise price per share less than the fair market value (as defined) of an underlying share of common stock on the date of grant and that the Committee may grant Options that are transferrable to immediate family members.

     The Stock Option Plan provides for the granting of Options to key employees, officers, directors, consultants and scientific advisors of ICN. The principal provisions of the Stock Option Plan are summarized below; however, this summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Stock Option Plan. Terms not defined herein shall have the meanings set forth in the Stock Option Plan.

PURPOSE OF THE STOCK OPTION PLAN

     ICN believes that stock option plans advance the interests of ICN and further its growth and development by encouraging and enabling key employees, officers, directors, consultants and advisors of ICN to acquire an increased personal and proprietary interest in its continued success and progress. ICN believes that the Stock Option Plan aids in attracting and retaining directors, officers and other key employees who are in a position to contribute materially to the successful conduct of ICN's business and affairs.

STOCK OPTION RIGHTS

     Options granted under the Stock Option Plan are exercisable and expire in accordance with the specific terms and conditions approved by the Committee as to each Option and as set forth in a written stock option agreement. Under no circumstances may an Option be exercised later than ten years after the date it is granted. Participation in the Stock Option Plan does not confer any right of a participant to continue in the employ of ICN or affect any right or power of ICN to terminate the services of such participant at any time.

GRANTS TO NONEMPLOYEE DIRECTORS

     The Stock Option Plan provides for automatic non-discretionary annual grants of Director Options to Nonemployee Directors in respect of 22,500 Shares on each April 18th. Director Options are granted at an exercise price per share no less than 100% of the fair market value of the ICN Common Stock on the date of grant. Each Director Option shall vest with respect to 25% of the Shares subject thereto on each of the first four anniversaries of the grant date. If the Nonemployee Director ceases to serve as a director for any reason, he or she automatically forfeits any portion of the Director Options which are unvested.

DURATION AND MODIFICATIONS

     The Stock Option Plan shall remain in effect until all Options granted thereunder have been satisfied by the issuance of shares or the payment of cash and/or shares, or terminated under the terms of the Stock Option Plan, provided that no Options may be granted under the Stock Option Plan ten years from the date the plan is approved by stockholders. The Board of Directors and the Committee may, at any earlier time, amend, alter, suspend or discontinue the Stock Option Plan as it may deem proper, except that no such action shall impair the rights of any grantee under any Option previously granted under the Stock Option Plan without the consent of the grantee. ICN may not, however, without further approval by ICN's stockholders, take any action for which stockholder approval is required as a matter of law.

SECURITIES SUBJECT TO THE STOCK OPTION PLAN

     The maximum number of shares available for issuance under the Stock Option Plan is 6,000,000, except as described below under the caption "Adjustment of Shares and Price." The shares issued under the Stock Option Plan may be either authorized and unissued shares or shares previously issued and reacquired by ICN.

ADJUSTMENT OF SHARES AND PRICE

     In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares, including under certain circumstances a change in value of such shares, appropriate adjustment will be made of both the number of shares or other stock or securities which may be purchased under the Stock Option Plan in the aggregate and to any individual and the number and price per share or other stock or securities which may be purchased under any outstanding options. Except as otherwise provided in an agreement, in the event of (i) the liquidation or dissolution of the Company or
(ii) a merger or consolidation of the Company (a "Transaction"), the Stock Option Plan and the Options issued thereunder shall continue in effect in accordance with their respective terms and each Optionee shall be entitled to receive in respect of each share subject to any outstanding Options, upon exercise of such Options, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a share was entitled to receive in the Transaction in respect of a shares, provided that such stock, securities, cash, property or other consideration shall remain subject to all conditions and restrictions applicable to the Options.

EFFECT OF CHANGE IN CONTROL

     In the event of a Change in Control, as defined in the Stock Option Plan, all outstanding Options shall vest and be immediately exercisable.

ADMINISTRATION OF THE STOCK OPTION PLAN

     The Stock Option Plan is administered by a committee of the Board of Directors, which is comprised of not less than two directors each of whom are "Nonemployee Directors" for purposes of Rule 16b-3 under the Exchange Act and "Outside Directors" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

     No member of the Board of ICN receives additional compensation for his or her services in administering the Stock Option Plan except insofar as such members may receive $1,000 for each Committee meeting attended. The Board shall from time to time appoint members of the Committee who are Nonemployee Directors and Outside Directors for such terms as the Board shall determine, and members of the Committee may be removed by the Board at any time with or without cause.

     Subject to the provisions of the Stock Option Plan, the Committee has full authority to implement and carry out the Stock Option Plan, including, but not limited to, the following: to determine the individuals who will be granted Options and the exercise prices and other terms thereof, to construe and interpret the Stock Option Plan and to make all other determinations necessary or advisable for the administration of the Stock Option Plan.

ELIGIBILITY AND EXTENT OF PARTICIPATION

     Options may be granted and shares may be acquired pursuant to stock option agreements under the Stock Option Plan for such number of shares and to such employees, directors, advisors and consultants as the Committee may from time to time determine. See "Administration of the Stock Option Plan." The maximum number of shares with respect to which Options may be granted to any individual during the term of the Stock Option Plan may not exceed 2,000,000 shares. All Options are subject to the terms of option agreements executed by the Company and the respective grantees. There are currently approximately 250 individuals eligible to participate in the Stock Option Plan.

EXERCISE OF OPTIONS, DEATH, TERMINATION OF EMPLOYMENT

     Unless otherwise determined by the Committee, Options are granted at an exercise price per share equal to not less than 100% of the fair market value of a share on the date of the grant (110% in the case of an incentive stock option granted to a person who owns 10% or more of the outstanding shares of Common Stock).

     Shares purchased pursuant to exercise of an Option are paid for in full at the time of exercise in cash or by surrender of shares or a combination thereof, pursuant to the rules as determined by the Committee.

     The times at which Options are exercisable will be determined by the Committee at the time of grant, which shall in no event be more than ten years from the date of grant. The Committee is authorized to determine the nature and extent of any restrictions to be imposed on the shares which may be acquired under the Stock Option Plan. The Committee may accelerate the exercisability of Options at any time.

     Options are nonassignable and nontransferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Exchange Act); provided, however, that the Committee may provide at the time of grant or at any time thereafter that the Option may be transferred to members of the Optionee's immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. During the life of the recipient, an incentive stock option shall be exercisable only by the recipient.

     In the case of a Director Option, if the Optionee's service as a director is terminated for any reason, other than death, disability (as defined) or cause (as defined), the Option shall be exercisable within three months after such termination, but only to the extent it was exercisable on the date of termination, provided that if such Optionee should die during the three-month period without having exercised his or her Option, his or her personal representative, heirs or legatees, as the case may be, shall have the right to exercise his or her option within twelve (12) months of the date of death, but only to the extent it was exercisable at the date of termination. If such Optionee's service as a director terminates by reason of disability, his or her options shall terminate one year after the date of disability. In the event of the death of such Optionee, while a director, his or her personal representative, heirs, legatees, as the case may be, shall have the right to exercise such Option, to the extent it was exercisable on the date of death, up to twelve (12) months from the date of death of the Optionee, but in no event after the expiration of the exercise period. If such Optionee's service as a director terminates for cause, the Option granted thereunder shall immediately terminate in full and no rights may be exercised.

     The terms and conditions applicable to each Option granted to employees, advisors and consultants upon the termination of the Optionee's employment or change in status of the employment shall be as the Committee determines in its discretion at the time of grant or thereafter.

     The Committee will determine all questions regarding termination of employment and cause of termination, disability or retirement.

FORM OF OPTIONS

     Each Option granted under the Stock Option Plan is evidenced by a written stock option agreement in such form as the Committee shall have approved. The holders of Options shall have no rights as stockholders with respect to any shares covered by Options until the date of issuance of a stock certificate for such shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO OPTIONS UNDER THE STOCK OPTION PLAN

     Incentive Stock Option ("ISO") In general, an Optionee will not recognize taxable income upon the grant or exercise of an ISO, and the Company will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO. (However, upon the exercise of an ISO, the excess of the fair market value on the date of exercise of the shares received over the exercise price of the option will be treated as an adjustment to alternative minimum taxable income.) In order for the exercise of an ISO to qualify as an ISO, an Optionee generally must be an employee of the Company or a subsidiary (within the meaning of Section 422 of the Code) from the date the ISO is granted through the date three months before the date of exercise (one year preceding the date of exercise in the case of an Optionee whose employment is terminated due to disability). The employment requirement does not apply where an Optionee's employment is terminated due to his or her death.

     If an Optionee has held the shares acquired upon exercise of an ISO for at least two years after the date of grant and for at least one year after the date of exercise, when the Optionee disposes of the shares, the difference, if any, between the sales price of the share and the exercise price of the Option will be treated as long-term capital gain or loss subject to reduced rates of tax, provided that any gain will be subject to further reduced rates of tax if shares are held for more than eighteen months after the date of exercise. If an Optionee disposes of the shares prior to satisfying these holding period requirements (a "Disqualifying Disposition"), the Optionee will recognize ordinary income (treated as compensation) at the time of the Disqualifying Disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the Option was exercised over the exercise price of the Option. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least twelve months after the date of exercise, with the lowest capital gain rates available if shares are held for more than eighteen months after the date of exercise. If the Optionee sells the shares in a Disqualifying Disposition at a price below the fair market value of the shares at the time the option was exercised, the amount of ordinary income (treated as compensation) will be limited to the amount realized on the sale over the exercise price of the option. In general, if the Company or its subsidiaries comply with applicable income reporting requirements, the Company or its subsidiaries will be allowed a business expense deduction to the extent an Optionee recognizes ordinary income.

     Nonqualified Stock Option ("NQSO"). In general, an Optionee who receives an "NQSO" will recognize no income at the time of the grant of the Option. In general, upon exercise of an NQSO an Optionee will recognize ordinary income (treated as compensation) in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the Option. The basis in shares acquired upon exercise of an NQSO will equal the fair market value of such shares at the time of exercise, and the holding period of the shares (for capital gain purposes) will begin on the date of exercise. In general, if the Optionee includes the proper amount in income or the Company or its subsidiaries comply with applicable income reporting requirements, the Company or its subsidiaries will be entitled to a business expense deduction in the same amount and at the same time as the Optionee recognizes ordinary income. In the event of a sale of the shares received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss, provided that any gain will be subject to reduced rates of tax if the shares were held for more than twelve months and will be subject to further reduced rates if the shares were held for more than eighteen months.

     Special rules may apply with respect to persons who may be subject to
Section 16(b) of the Exchange Act. Optionees who are or may become subject to
Section 16 of the Exchange Act should consult with their own tax advisors in this regard.

     Excise Taxes. Under certain circumstances, the accelerated vesting or exercise of Options in connection with a change in control might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, an Optionee may be subject to a 20% excise tax and the Company and its Subsidiaries may be denied a tax deduction.

     Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly-held corporation for compensation paid in excess of $1,000,000 in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year, but does not disallow a deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. The Company has established and intends to administer the Stock Option Plan with the intention that compensation resulting from Options with an exercise price per share no less than the fair market value of an underlying share or the date of grant would qualify as "performance-based compensation."

     Option grants under the new amended and restated Stock Option Plan are currently not determinable and will be made at the discretion of the Committee. No grants have yet been made under the Stock Option Plan.

VOTE REQUIRED

     Approval of the Stock Option Plan requires the favorable vote of the holders of a majority of the shares of Common Stock present, in person or represented by proxy at the Annual Meeting and entitled to vote generally for the election of Directors. Proxies submitted by the Board of Directors will be voted for the proposal unless a vote against the proposal or abstention is specifically indicated.

                               ICN PROPOSAL NO. 3

    APPROVAL OF AMENDED CERTIFICATE OF INCORPORATION AND BY LAWS TO INCREASE
        AUTHORIZED CAPITAL STOCK FROM 110,000,000 TO 210,000,000 SHARES

               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

     The Company's Restated Certificate of Incorporation (the "Certificate") currently in effect, provides that the Company is authorized to issue 110,000,000 shares of Capital Stock divided into two classes of which 10,000,000 shares, par value $.01 per share, shall be designated Preferred Stock and 100,000,000 shares, par value $.01 per share, shall be designated Common Stock.

     Under the proposed amendment, the Fourth paragraph of the Certificate would be amended to read as follows:

          Fourth: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Two Hundred and Ten Million Shares (210,000,000) shares divided into two classes of which Ten Million (10,000,000) shares, par value $.01 per share, shall be designated Preferred

     Stock and Two Hundred Million (200,000,000) shares, par value $.01 per share, shall be designated Common Stock.

     As of March 31, 1998, 71,803,169 shares of Common Stock were issued and outstanding. In addition, as of March 31, 1998, 9,568,699 shares were reserved for future grant or for future issuance upon exercise of outstanding options under the Company's 1994 Stock Option Plan.

PURPOSE AND EFFECT OF AMENDMENT

     The Board of Directors' Recommendation and Comments on the Foregoing Stockholder Proposal:

     The principal purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available for issuance under the Company's stock option and purchase plans and in the event that the Board of Directors determines that it is necessary or appropriate to effect future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets through the issuance of securities, or to establish a strategic relationship with a corporate partner through the exchange of securities. In determining the appropriate level of authorized shares of Common Stock, the Board of Directors considered, among other factors, (i) that as of March 31, 1998, assuming stockholder approval of Proposal No. 2, options to purchase 12,568,699 shares of Common Stock were outstanding or reserved for issuance, pursuant to the Company's stock option and purchase plans, (ii) that were the Company to effect a two-for-one stock split in the future, a minimum of 171,132,474 authorized shares would be required, and (iii) that in the Board's opinion, at least 10% to 15% of the Company's equity securities should be available for any of the aforementioned potential strategic transactions. If the proposed amendment is adopted, excluding the effect of any future stock split, 114,433,763 additional shares of Common Stock will be available for issuance by the Board of Directors without any further stockholder approval, although certain issuances of shares may require stockholder approval in accordance with the requirements of the New York Stock Exchange or the Delaware General Corporation Law. The holders of Common Stock have no preemptive rights to purchase any stock of the Company. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present common stockholders.

     The flexibility of the Board of Directors to issue additional shares of stock could enhance the Board's ability to negotiate on behalf of the stockholders in a takeover situation. Although it is not the purpose of the proposed amendment, the authorized but unissued shares of Common Stock (as well as the authorized but unissued shares of Preferred Stock) also could be used by the Board of Directors to discourage, delay or make more difficult a change in the control of the Company. For example, such shares could be privately placed with purchasers who might align themselves with the board in opposing a hostile takeover bid. The issuance of additional shares might serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock. The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including a dividend distributed to the holders of the Company's Common Stock consisting of rights to purchase the Company's Series A Preferred Stock upon the terms and conditions set forth in the Rights Agreement approved by the Board of Directors, and provisions of the Certificate authorizing the Board of Directors to issue up to 1,000,000 shares of Preferred Stock with terms, provisions and rights fixed by the Board, and provisions in the Certificate providing for the Board of Directors. The Board of Directors is not aware of any pending or proposed effort to acquire control of the Company.

VOTE REQUIRED

     The approval of the amendment to the Certificate requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. An abstention or broker nonvote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE AN

ADDITIONAL 100,000,000 SHARES OF COMMON STOCK, FOR AN AGGREGATE OF 200,000,000 SHARES OF COMMON STOCK.

                           STOCKHOLDER PROPOSAL NO. 1

             PROPOSAL TO AMEND THE COMPANY'S BY-LAWS TO PROVIDE FOR
           A MANDATORY RETIREMENT POLICY FOR DIRECTORS OF THE COMPANY

     The following proposal was submitted by Heartland Advisors, 790 North Milwaukee St., Milwaukee, WI 53202.

  Mandatory Retirement for Director Nominees at Age 70

     RESOLVED, that the Bylaws of the Company be amended to provide for a mandatory retirement policy for all members of the Board at age 70, and further provided that if such policy is not adopted by the next regularly scheduled annual meeting for stockholders, the Company shall adopt, commencing with directors to be elected at the 1999 annual meeting, that the mandatory retirement age for all nominees of the Board of Directors is set at age 70 and no person shall be deemed qualified for nomination as a director whose term of office as a director shall extend past his or her 70th birthday.

                              SUPPORTING STATEMENT

     Certain members of the Company's Board of Directors may, if permitted, remain entrenched in their director positions even though they may no longer be capable of approaching their responsibilities with the vigor and flexible outlook demanded of an effective Board member. In addition, the extended entrenchment of Board members makes it more difficult to introduce new members, with fresh ideas and innovations to the Board of Directors. The imposition of a maximum age limit on nominees for election as Company directors will not only reduce the possibility that a director's age will adversely affect his or her ability to serve the Company, but will also facilitate periodic changes in the composition of the Board that will help to bring new ideas and approaches to bear on Company issues.

     This proposal is designed to provide that vigorous, energetic and innovative personnel can be brought into director positions and similar proposals have been previously adopted by numerous public corporations.

     Please vote "FOR" this proposal.

  The Board of Directors' Recommendation and Comments on the Foregoing Stockholder Proposal

     We believe that it is not in the best interest of the stockholders to prohibit qualified persons from serving as members of the Board of Directors solely on the basis of age. As the United States and various state governments have recognized in the passage of laws prohibiting age-related job discrimination, there is no legitimate scientific or other basis for the establishment of an arbitrary age for retirement. A policy mandating retirement from the Board at the age of 70, without regard to the potential contributions of the individual in question, could deprive the Corporation of the services of extremely able and dedicated directors whose experiences and areas of expertise contribute to the quality and diversity of the Board as a whole. We believe that a Board member's ability to serve the Corporation is determined by such individual's unique qualifications, in the context of the overall composition of the Board and the Corporation's management needs, and not by such individual's age.

     The policy of the Board is to select nominees whom it believes to be best qualified to oversee the management of the Corporation. A policy restricting the discretion of the Board could have a negative impact on the quality and diversity of the nominees eligible for election to the Board.

     It should be noted that the portion of the foregoing stockholder proposal pertaining to nominees is ambiguous as stated in that it does not specify by what means the Corporation shall adopt the specified policy.

Such portion may be intended as a proposal to amend the By-Laws or, alternatively, as a precatory recommendation that the Board adopt such policy.

     Accordingly, the Board of Directors recommends a vote AGAINST the foregoing stockholder proposal.

     Pursuant to the provisions of the Corporation's By-Laws, approval of the foregoing stockholder proposal, insofar as it constitutes a proposal to amend the By-Laws, would require the affirmative vote of not less than seventy-five percent of the voting power of all securities of the Corporation entitled to vote generally in the election of Directors. Otherwise, it would require the affirmative vote of a majority of the voting power of the securities of the Corporation represented at the Meeting and entitled to vote generally in the election of Directors. When a proxy in the form enclosed with the Proxy Statement is returned properly executed, such proxy will be voted against such stockholder proposal unless marked to the contrary. In the case of a By-Law amendment, abstentions and broker non-votes will have the effect of votes against such stockholder proposal. In the case of a precatory recommendation, abstentions will have the effect of votes against such stockholder proposal and broker non-votes will have no effect since they will not be considered for this purpose as shares represented at the Meeting.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

          NAME             AGE          PRESENT POSITION WITH THE COMPANY
          ----             ---          ---------------------------------
Milan Panic..............  68     Chairman of the Board and Chief Executive
                                  Officer
Adam Jerney..............  56     Director, President and Chief Operating
                                  Officer
John E. Giordani.........  55     Executive Vice President, Chief Financial
                                  Officer and Corporate Controller
Bill A. MacDonald........  50     Executive Vice President, Strategic Planning
David C. Watt............  45     Executive Vice President, General Counsel and
                                  Corporate Secretary
Jack L. Sholl............  56     Senior Vice President, Human Resources
John Julian..............  53     Senior Vice President, Worldwide Marketing
Devron Averett...........  48     Senior Vice President, Worldwide Manufacturing

     Mr. Panic is employed under an Employment Agreement (which was assumed by the Company) which has been extended from its expiring date of November 30, 1994 to December 31, 1998. The Company also assumed, from the Predecessor Companies, employment agreements with Messrs. Jerney, Giordani, MacDonald, Watt and Sholl. Each of these agreements, which were entered into in March 1993, had an initial term of three years and has been automatically extended through March 30, 1998. The agreements will automatically renew for an additional one year period unless either the Company or employee elects not to extend it. These agreements also provide for certain payments if, after a change of control (as defined), the employee's employment is terminated under certain circumstances. Executive officers are elected annually.

     Milan Panic, the founder of ICN, has been Chairman of the Board and Chief Executive Officer of the Company since its inception in 1960 and President until 1997, except for a leave of absence from July 14, 1992 to March 4, 1993 while he was serving as Prime Minister of Yugoslavia and a leave of absence from October 1979 to June 1980. Mr. Panic has also served as Chairman of the Board and Chief Executive Officer of SPI, Viratek and Biomedicals since their respective inceptions (except for such leaves of absence).

     Adam Jerney has been President and Chief Operating Officer of the Company since January 1997 and has served as a director of ICN since 1992. Prior to the Merger, he had served as an officer of ICN, Viratek and Biomedicals since 1987, and as President and Chief Operating Officer of SPI. He served as Chairman of the Board and Chief Executive Officer of ICN, SPI, Viratek and Biomedicals from July 14, 1992 to March 4, 1993 during Milan Panic's leave of absence (as discussed above). Mr. Jerney joined ICN in 1973 as Director of Marketing Research in Europe and assumed the position of General Manager of ICN Netherlands in 1975.

In 1981, he was elected Vice President Operations. Prior to joining ICN, he spent four years with F. Hoffmann-LaRoche & Company.

     John E. Giordani joined ICN in 1987 as Senior Vice President and Chief Financial Officer. He has served as ICN's Corporate Controller and Executive Vice President of Finance since January 1992. Prior to the Merger, he devoted substantial time to Biomedicals and Viratek. Prior to joining ICN in 1986, Mr. Giordani served as Vice President and Corporate Controller of Revlon, Inc. in New York from 1982 through 1986 and Deputy and Assistant Corporate Controller with Revlon from 1978 through 1982. He was with Peat, Marwick, Mitchell & Co. from 1969 to 1978.

     Bill A. MacDonald joined ICN in March 1982 as Director of Taxes. In 1983, he became Vice President -- Taxes and Corporate Development. In 1987, he was Senior Vice President -- Tax and Corporate Development, in 1992 Executive Vice President Tax and Corporate Development and in 1995 Executive Vice President Strategic Planning. Prior to the Merger in November 1994, he had been President of Biomedicals since March 18, 1993. From 1980 to 1982, he served as the Tax Manager of Pertec Computer Corporation. From 1973 to 1980, he was Tax Manager and Assistant Treasurer of Republic Corporation.

     David C. Watt joined ICN in March 1988 as Assistant General Counsel and Secretary. He was elected Vice President Law and Secretary in December 1988. In January 1992, Mr. Watt was promoted to Senior Vice President of ICN. On February 1, 1994, Mr. Watt was elected Executive Vice President, General Counsel and Secretary of ICN. From 1986 to 1987, he was President and Chief Executive Officer of Unitel Corporation. He also served as Executive Vice President and General Counsel and Secretary of Unitel Corporation during 1986. From 1983 to 1986, he served with ICA Mortgage Corporation as Vice President, General Counsel and Corporate Secretary. Prior to that time, he served with Central Savings Association as Assistant Vice President and Associate Counsel from 1981 to 1983 and as Assistant Vice President from 1980 to 1981.

     Jack L. Sholl joined ICN in August 1987 as Vice President, Public Relations. Prior to the Merger, he was Senior Vice President of SPI. He was elected Senior Vice President-Corporate Human Resources in September 1994. From 1979 to August 1987, he served as Director of Financial and Media Communications with Warner-Lambert Company of Morris Plains, New Jersey, and from 1973 to 1979 as Manager, Department of Communications with Equibank, N.A. of Pittsburgh, Pennsylvania. Prior to that time, he served on the Public Relations staff of the New York Stock Exchange (1971 - 1973) and in editorial positions with The Associated Press (1986 - 1971), the last as supervising Business and Financial Editor in New York.

     John R. Julian joined ICN in October 1994 as Vice President, Worldwide Marketing and was promoted to Senior Vice President in May 1995. From 1989 to 1994 Mr. Julian served as Vice President of Marketing for the U.S. business of Marion Merrell Dow. Prior to this appointment, he held various senior level positions with Merrell Dow including Director, Global Commercial Development (1985 - 1989), Director, U.S. Product Planning and Promotion (1983 - 1985), and Product Group Director (1979 - 1983).

     Devron R. Averett, Ph.D. joined ICN in May 1996 as Senior Vice President of Research and Development. Dr. Averett is a 20-year veteran of research and development programs at Burroughs Wellcome and Glaxo Wellcome, where from 1974 to 1996 he held positions of increasing responsibility. Prior to joining ICN, Dr. Averett served as Director of Molecular and Cellular Virology at Glaxo Wellcome. His work focused on nucleosides as chemotherapeutic agents, and he is the author of numerous scientific articles and patents in this field. Dr. Averett earned his Ph.D. degree in microbiology and immunology from the University of North Carolina at Chapel Hill.

                     OWNERSHIP OF THE COMPANY'S SECURITIES

PRINCIPAL STOCKHOLDERS

     As of February 28, 1998, the following stockholders were known to management to be beneficial owners of more than 5% of the outstanding shares of the Common Stock:

                                                        NUMBER OF SHARES     PERCENT OF CLASS
        NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIALLY OWNED     OUTSTANDING(1)
        ------------------------------------           ------------------    ----------------
Heartland Advisors, Inc.(2)..........................      6,051,996               8.5%
Heartland Value Fund
790 North Milwaukee Street
Milwaukee, WI 53202
AMVESCAP PLC(3)......................................      5,185,943               7.3%
11 Devonshire Square, London
EC2M 4YR England
Putnam Investments, Inc.(4) .........................      3,673,994               5.1%
One Post Office Square
Boston, Mass. 02109

---------------
(1) Total outstanding shares of Common Stock for purposes of this table include 71,479,689 shares outstanding on February 28, 1998 which includes the effect of a 3 for 2 stock split effective March 16, 1998.

(2) As reported on Form 13G filed with the Commission 6,051,996 Shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by Heartland Advisors. The interests of Heartland Group, Inc., a services investment company for which Heartland Advisors serves as investment advisor, relates to more than 5% of the class.

(3) As reported on Form 13G filed with the Commission, 5,185,943 Shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by AMVESCAP PLC.

(4) As reported on Form 13G filed with the Commission, 3,673,994 shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by Putnam Investments, Inc.

                            OWNERSHIP BY MANAGEMENT

     The following table sets forth, as of March 31, 1998, certain information regarding the beneficial ownership of the Common Stock and the percent of shares owned beneficially by each Director and each Named Executive Officer (as defined below) and all directors and executive officers of the Company as a group:

                                                           NUMBER OF SHARES
                                                            AND NATURE OF
                                                              BENEFICIAL
                                                              OWNERSHIP
                                                                OF ICN         PERCENTAGE
               IDENTITY OF OWNER OR GROUP                  COMMON STOCK(1)      OF CLASS
               --------------------------                  ----------------    ----------
Norman Barker, Jr. ......................................        91,194(3)         (2)
Birch E. Bayh, Jr. ......................................        77,858(4)         (2)
Alan F. Charles..........................................        46,841(5)         (2)
Roger Guillemin, M.D., Ph.D. ............................       141,627(6)         (2)
Dale Hanson..............................................        16,875(7)         (2)
Adam Jerney..............................................     1,070,653(8)        1.5%
Weldon B. Jolley, Ph.D. .................................       213,413(9)         (2)
Andrei Kozyrev...........................................            --            (2)
Jean-Francois Kurz.......................................        57,717(10)        (2)
Thomas H. Lenagh.........................................        64,205(11)        (2)
Charles T. Manatt........................................        90,807(12)        (2)
Stephen D. Moses.........................................        52,709(13)        (2)
Milan Panic..............................................     2,502,085(14)       3.4%
Michael Smith, Ph.D......................................        60,902(15)        (2)
Roberts A. Smith, Ph.D...................................       248,296(16)        (2)
Richard W. Starr.........................................        91,691(17)        (2)
John E. Giordani.........................................        92,050(18)        (2)
Bill A. MacDonald........................................        67,123(19)        (2)
David C. Watt............................................       190,539(20)        (2)
Directors and executive officers of the Company as a
  group (27 persons).....................................     5,499,321(21)       7.2%

---------------
 (1) Except as indicated otherwise in the following notes, shares shown as beneficially owned are those as to which the named persons possess sole voting and investment power. However, under the laws of California and certain other states, personal property owned by a married person may be community property which either spouse may manage and control, and the Company has no information as to whether any shares shown in this table are subject to community property laws.

 (2) Less than 1%.

 (3) Includes 87,062 shares of Common Stock which Mr. Barker has the right to acquire within 60 days upon the exercise of stock options.

 (4) Includes 69,380 shares of Common Stock which Mr. Bayh has the right to acquire within 60 days upon the exercise of stock options.

 (5) Includes 46,772 shares of Common Stock which Mr. Charles has the right to acquire within 60 days upon the exercise of stock options.

 (6) Includes 140,799 shares of Common Stock which Dr. Guillemin has the right to acquire within 60 days upon the exercise of stock options.

 (7) Includes 16,875 shares of Common Stock which Mr. Hanson has the right to acquire within 60 days upon the exercise of stock options.

 (8) Includes 1,010,651 shares of Common Stock which Mr. Jerney has the right to acquire within 60 days upon the exercise of stock options.

 (9) Includes 159,715 shares of Common Stock which Dr. Jolley has the right to acquire within 60 days upon the exercise of stock options.

(10) Includes 57,717 shares of Common Stock which Mr. Kurz has the right to acquire within 60 days upon the exercise of stock options.

(11) Includes 57,717 shares of Common Stock which Mr. Lenagh has the right to acquire within 60 days upon the exercise of stock options.

(12) Includes 87,770 shares of Common Stock which Mr. Manatt has the right to acquire within 60 days upon the exercise of stock options.

(13) Includes 52,406 shares of Common Stock which Mr. Moses has the right to acquire within 60 days upon the exercise of stock options.

(14) Includes 2,123,528 shares of Common Stock which Mr. Panic has the right to acquire within 60 days upon the exercise of stock options.

(15) Includes 60,902 shares of Common Stock which Dr. Michael Smith has the right to acquire within 60 days upon the exercise of stock options.

(16) Includes 240,318 shares of Common Stock which Dr. Roberts A. Smith has the right to acquire within 60 days upon the exercise of stock options.

(17) Includes 60,903 shares of Common Stock which Mr. Starr has the right to acquire within 60 days upon the exercise of stock options.

(18) Includes 92,049 shares of Common Stock which Mr. Giordani has the right to acquire within 60 days upon the exercise of stock options.

(19) Includes 53,553 shares of Common Stock which Mr. MacDonald has the right to acquire within 60 days upon the exercise of stock options.

(20) Includes 187,546 shares of Common Stock which Mr. Watt has the right to acquire within 60 days upon the exercise of stock options.

(21) Includes 4,921,949 shares of Common Stock which directors and executive officers have the right to acquire within 60 days upon the exercise of stock options.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires ICN's executive officers and directors, and persons who own more than ten percent of the outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange. Such executive officers, directors and stockholders are required by Commission regulation to furnish ICN with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received, or written representations from certain reporting persons that no Forms 5 were required for those persons, ICN believes that during fiscal year 1997 all filing requirements applicable to its executive officers, directors and ten percent beneficial owners were timely satisfied, with the exception of Birch Bayh and Charles Manatt, directors of the Company, who each filed one late report of a required Form 4 for the reporting of disposition of securities.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation awarded to, earned by, or paid to the Chief Executive Officer and the four most highly paid executive officers of the Company (the "Named Executive Officers"), for services rendered to the Company in all capacities during the years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                   OTHER         LONG-TERM
                                     ANNUAL COMPENSATION           ANNUAL      COMPENSATION     ALL OTHER
           NAME AND              ----------------------------   COMPENSATION      AWARDS       COMPENSATION
      PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)       ($)(1)      OPTIONS(#)(2)      ($)(3)
      ------------------         ----   ---------   ---------   ------------   -------------   ------------
Milan Panic....................  1997    644,680    1,787,000                     279,000        190,473(4)
  Chairman and                   1996    612,500      750,000                     150,000         73,893
  Chief Executive Officer        1995    572,500      275,000                          --         92,500
Adam Jerney....................  1997    402,800      669,200                     111,600         26,729(5)
  President and                  1996    380,000      160,000                          --         22,400
  Chief Operating Officer        1995    380,000      200,000                          --         66,400
John E. Giordani...............  1997    297,500      376,800                      69,750         15,499(6)
  Executive Vice President,      1996    278,000      127,000                          --         16,300
  Chief Financial Officer        1995    238,707      100,000                          --         30,187
  and Corporate Controller
Bill A. MacDonald..............  1997    212,000      444,324                      69,750          3,502(7)
  Executive Vice President,      1996    200,000      141,000                          --         15,600
  Strategic Planning             1995    200,000      100,000                          --          3,067
David Watt.....................  1997    214,000      562,000                      69,750          4,657(8)
  Executive Vice President,      1996    200,000      269,000                          --          3,000
  General Counsel,               1995    200,000      100,000                          --          2,607
  Corporate Secretary

---------------
(1) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2) Includes grants of options to purchase shares of the Common Stock.

(3) Except where otherwise indicated, the amounts in this column represent matching contributions to the Company's 401(k) plan, amounts accrued under an executive deferral plan and medical and life insurance premiums.

(4) In 1997, the $190,473 of "All Other Compensation" Mr. Panic received consisted of the following: executive medical ($3,244), life insurance ($8,424), and interest paid pursuant to a collateral agreement (as described below) ($178,805).

(5) In 1997, the $26,729 of "All Other Compensation" Mr. Jerney received consisted of the following: accounting-tax ($19,705), executive medical ($3,332), tennis club ($420) and life insurance ($3,272).

(6) In 1997, the $15,499 of "All Other Compensation" Mr. Giordani received consisted of the following: executive medical ($12,539) and life insurance ($2,960).

(6) In 1997, the $3,502 of "All Other Compensation" Mr. MacDonald received consisted of the following: executive medical ($1,718) and life insurance ($1,784).

(8) In 1997, the $4,657 of "All Other Compensation" Mr. Watt received consisted of the following: executive medical ($3,301) and life insurance ($1,356).

     In April 1997, the Company made a short-term advance of $327,000 to Mr. Panic, which was repaid, with interest at the rate of 8.5% in 1997.

     In August 1996, the Company loaned Mr. Panic $428,000 in regards to tax matters relating to the exercise of stock options. This loan along with accrued interest was repaid in November 1996.

     In June 1996, the Company made a short-term loan to Mr. Panic in the amount of $3,500,000 for certain personal obligations. During August 1996, this amount was repaid to the Company. In connection with this transaction, the Company guaranteed $3,600,000 of debt of Mr. Panic with a third party bank. In addition to the guarantee, the Company deposited $3,600,000 with this bank as collateral to Mr. Panic's debt. This deposit is recorded as a long-term asset on the balance sheet. The Chairman has provided collateral to the Company's guarantee in the form of a right to the proceeds of the exercise of stock options in the amount of 150,000 options with an exercise price of $15.17 and the rights to a $4,000,000 life insurance policy provided by the Company. In the event of any default on the debt to the bank, the Company has recourse that is limited to the collateral described above. Both the transaction and the sufficiency of the collateral for the guarantee were approved by the Board of Directors.

     In July 1995 and February 1996, the Company loaned Mr. Jerney $93,000 and $389,000, respectively, for the exercise of stock options. These amounts were subsequently repaid with interest.

     In January 1995, the Company advanced Mr. Panic $1,406,682, in regards to tax matter relating to the exercise of stock options. The advance, plus accrued interest at Bank of America's Reference Rate thereon, was fully paid by March 1995 with cash of $1,271,013 and shares of the Common Stock having a market value at the time of $147,183.

OPTION GRANT INFORMATION

     The following table sets forth information with respect to options to purchase shares of Common Stock granted to Named Executive Officers in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         NUMBER OF      PERCENT OF
                                         SECURITIES   TOTAL OPTIONS
                                         UNDERLYING     GRANTED TO
                                          OPTIONS      EMPLOYEES IN    EXERCISE   EXPIRATION      GRANT DATE
                 NAME                    GRANTED(1)   FISCAL YEAR(2)    PRICE        DATE      PRESENT VALUE(3)
                 ----                    ----------   --------------   --------   ----------   ----------------
Milan Panic............................   279,000          12%          $13.67     4/25/07        $1,657,111
Adam Jerney............................   111,600           5%          $13.67     4/25/07        $  662,844
John E. Giordani.......................    69,750           3%          $13.67     4/25/07        $  414,278
Bill A. MacDonald......................    69,750           3%          $13.67     4/25/07        $  414,278
David C. Watt..........................    69,750           3%          $13.67     4/25/07        $  414,278

---------------
(1) The options granted have ten year terms. The options vest according to the following schedule: 25% on the first anniversary of the date of grant and 25% on each of the next succeeding three anniversary dates of the grant date. The options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant.

(2) A total of 2,267,000 options were granted to employees including executive officers during fiscal 1997.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information regarding (i) stock option exercises by the Named Executive Officers during 1997 and (ii) unexercised stock options held by the Named Executive Officers at December 31, 1997:

                          AGGREGATED OPTION EXERCISES
                  IN 1997 AND DECEMBER 31, 1997 OPTION VALUES

                                                          NUMBER OF UNEXERCISED
                                                          SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                               OPTIONS AT               IN-THE-MONEY OPTIONS
                             SHARES                         DECEMBER 31, 1997          AT DECEMBER 31, 1997(2)
                            ACQUIRED        VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   -----------   -----------   -------------   -----------   -------------
Milan Panic..............         --     $       --     1,831,793       538,485      $31,010,860    $10,612,730
Adam Jerney..............         --             --       956,809       137,542       22,310,820      2,738,699
John E. Giordani.........    104,293      2,140,592        51,024        83,962          789,167      1,678,443
Bill A. MacDonald........    235,309      4,225,620        12,527        83,963          234,756      1,678,443
David Watt...............     50,250      1,193,242       146,518        83,965        3,120,521      1,678,659

---------------
(1) Difference between the fair market value of the shares of Common Stock at the date of exercise and the exercise price.

(2) Difference between the fair market value of the shares of Common Stock on December 31, 1997 and the exercise price.

COMPENSATION OF DIRECTORS OF ICN

     Members of the Board of Directors of ICN, other than employees, were paid an annual fee of $30,000, payable quarterly, plus a fee of $1,000 for every Board meeting attended and an additional fee of $1,000 for every committee meeting attended, and were reimbursed for their out-of-pocket expenses in attending meetings. During 1997, Mr. Bayh, or the law firm with which he is affiliated, received legal or consulting fees from ICN in the amount of $33,440. In addition, Drs. Guillemin, M. Smith and R. Smith and Messrs. Charles and Moses received $75,000, $50,000, $12,000, $48,000 and $48,000, respectively, in 1997 from ICN for consulting services rendered. In addition, non-employee directors on each April 18th are granted options to purchase 22,500 Shares.

CERTAIN EMPLOYMENT AGREEMENTS

     On March 18, 1993, the Board of Directors of ICN adopted Employment Agreements ("Employment Agreements") which contained "Change in Control" benefits for five then current key senior executive officers of ICN. The executives include Messrs. Jerney, Giordani, MacDonald and Watt, then officers of ICN, and Mr. Sholl, then officer of SPI. The Employment Agreements were assumed by ICN in connection with the Merger. In addition, the Company entered into an employment contract in May 1995 with John Julian, Senior Vice President, and with Dr. Devron Averett dated June 14, 1996, containing identical provisions to the "Employment Agreements".

     The Employment Agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened Change in Control. Each agreement with Messrs. Jerney, Giordani, MacDonald, Watt and Sholl had an initial term which ended March 30, 1996 and were extended through March 30, 1998. The Agreements with Mr. Julian and Dr. Averett had initial terms extending through May 30, 1996 and June 30, 1997, respectively. The Employment Agreements of Mr. Julian and Dr. Averett currently extend through May 30, 1998 and June 30, 1998, respectively. The Employment Agreements automatically extend for one year terms each year thereafter unless either the executive or ICN elects not to extend it (provided that any notice by ICN not to extend the agreement cannot cause the agreement to be terminated prior to the expiration of the third anniversary of the date of any Change in Control). These Employment Agreements provide that each executive shall receive severance benefits equal to three times salary and bonus (and certain other benefits) if the executive's employment is terminated without cause, if the executive terminates employment for certain enumerated reasons following a Change in Control of ICN (including a significant reduction in the executive's compensation, duties, title or reporting responsibilities or a change in the executive's job location), or the executive leaves ICN for any reason or without reason during a sixty day period commencing six months after the Change in Control. The executive is under no obligation to mitigate amounts payable under the Employment Agreements.

     For purposes of the Employment Agreements, a "Change in Control" means any of the following events: (i) the acquisition (other than from ICN) by any person, subject to certain exceptions, of beneficial ownership, directly or indirectly, of 20% or more of the combined voting power of ICN's then outstanding voting securities; (ii) the existing Board of Directors cease for any reason to constitute at least two-thirds of the Board, unless the election, or nomination for election by ICN's stockholders, of any new director was approved by a vote of at least two-thirds of the existing Board of Directors; or
(iii) approval by stockholders of ICN of (a) a merger or consolidation involving ICN if the stockholders of ICN, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than 80% of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of ICN outstanding immediately before such merger or consolidation, or (b) a complete liquidation or dissolution of ICN or an agreement for the sale or other disposition of all or substantially all of the assets of ICN. Removal of ICN's Board of Directors would also constitute a Change in Control under the Employment Agreements. If the employment of such key senior executives is terminated under any of the circumstances described above the executives would be entitled to receive the following approximate amounts (based upon present compensation): Adam Jerney $1,877,600; John Giordani $1,269,300; Bill MacDonald $1,080,324; David Watt $1,204,000; Jack Sholl
$784,362; John Julian $957,100; and Devron Averett $778,600. In addition, the vesting of certain options granted to the executives would be accelerated. The value of the accelerated options would depend upon the market price of the shares of Common Stock at that time.

PANIC EMPLOYMENT AGREEMENT

     ICN and Milan Panic entered into an Employment Agreement effective October 1, 1988, which, as amended and extended, terminates on December 31, 1998 (the "Panic Employment Agreement"). The base amount of salary for Mr. Panic was determined by the Compensation Committee of the Board of Directors of ICN in 1988. In setting the base amount, the Compensation Committee took into consideration Mr. Panic's then-current base salary, the base salaries of chief executives of companies of similar scope and complexity and the Compensation Committee's desire to retain Mr. Panic's services, given his role as founder of ICN. Upon consummation of the Merger, the Panic Employment Agreement was assumed by ICN. The Panic Employment Agreement provides for an annual salary, currently $689,807, with an annual 7% increase payable under certain circumstances. The Panic Employment Agreement provides that during the period of his employment, Mr. Panic will not engage in businesses competitive with ICN without the approval of the Board of Directors. Under the Panic Employment Agreement, Mr. Panic agreed to waive and eliminate retirement benefits contained in his prior employment contract with ICN. Instead, Mr. Panic may, at his option, retire upon termination of the Panic Employment Agreement.

     Upon retirement, Mr. Panic has agreed to provide consulting services to ICN for $120,000 per year, which amount is subject to annual cost-of-living adjustments from the base year of 1967 until the date of retirement not to exceed his salary at the date of retirement (currently estimated to be in excess of $577,000 per year, as adjusted). Mr. Panic's agreement to provide consulting services to ICN is a lifetime agreement. The consulting fee shall not at any time exceed the highest annual compensation, as adjusted, paid to Mr. Panic during his employment by ICN. Upon Mr. Panic's retirement, the consulting fee shall not be subject to further cost-of-living adjustments. Mr. Panic is entitled to participate in the Company's medical and dental plans when serving as a consultant. The Panic Employment Agreement includes a severance compensation provision in the event of a Change in Control (as defined above). The Panic Employment Agreement provides that if within two years after a Change in Control of ICN, Mr. Panic's employment with

ICN is terminated, except as a result of death, disability or illness, or if Mr. Panic leaves the employ of ICN within such two-year period, then Mr. Panic will receive as severance compensation, five times his annual salary, as adjusted, and Mr. Panic will be deemed to have retired and will receive the same consulting fees to which he would otherwise have been entitled under the Panic Employment Agreement. A Change in Control of ICN would occur, for purposes of the Panic Employment Agreement, if (i) a Change in Control shall occur of a nature which would be required to be reported in response to Item 6(e) of
Schedule 14A under the Exchange Act (for purposes of that Item, "control" is defined as the power to direct or cause the direction of the management and policies of ICN, whether through the ownership of voting securities, by contract, or otherwise) unless two-thirds of the Existing Board of Directors, as defined below, decide in their discretion that no Change in Control has occurred for purposes of the agreement; (ii) any person is or becomes the beneficial owner, directly or indirectly, of securities of ICN representing 15% or more of the combined voting power of ICN's then outstanding securities; (iii) the persons constituting the Existing Board of Directors, as defined below, cease for any reason to constitute a majority of ICN's Board of Directors; or (iv) shares of ICN common stock cease to be registered under the Exchange Act. "Existing Board of Directors" is defined in the Panic Employment Agreement as those persons constituting the Board of Directors at the date of the Panic Employment Agreement, together with each new director whose election or nomination for election by ICN's stockholders was previously approved, or is approved within thirty days of such election or nomination, by a vote of at least two-thirds of the directors in office prior to such person's election as a director. If Mr. Panic's employment is terminated under any of the circumstances described above following such a Change in Control, in addition to the consulting fee as described above, Mr. Panic would be entitled to receive (based upon present compensation) $3,223,400.

COMPENSATION REPORT

     The Compensation and Benefits Committee ("Committee") is composed of Messrs. Barker, Bayh, Charles, R. Smith and Moses each of whom is a non-employee director for purposes of Rule 16b-3 of the Exchange Act.

     The following statement made by the members of the Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

  Compensation Philosophy

     The Board of Directors adopts an annual budget and financial plan which incorporates the goals and objectives to be achieved by the Company and the specific operating units. The goals focus on growth in operating income and growth in earnings per share. Each executive is responsible for the performance of their unit in relation to the plan. Specific goals and objectives for each executive are reviewed by the executive and their supervisor. In reviewing the annual performance which will determine the executive's compensation, the supervisor assesses a performance grade based on the pre-set performance objectives. This assessment is used to determine base salary for the following fiscal year. Eligibility for bonus awards was based on the pre-set performance guidelines and growth in operating income and earnings per share. However, bonuses may be paid even when these objective standards are not met if specific contributions by an employee merit a bonus or the reasons for failure to meet the objective standards are beyond the control of the Company and/or the employee. Stock options are granted based on a program developed for the Company by Towers Perrin, a compensation consulting company. Each individual's base number of options is derived from a formula which ties to their base salary. The Committee may then consider the achievement of individual as well as corporate performance goals in determining the ultimate number of options granted.

     The compensation of executives consists of salary, a bonus plan to reward performance and a long-term incentive stock option program.

  Base Salary

     Salaries are paid within certain grades which are established by the Human Resources Department of the Company reviewing data of other like companies in the same industry. The Company reviewed salary surveys prepared by Towers Perrin. These surveys did not state which companies participated in the surveys. The salary levels were in the median of compensation for similar positions. Grades are updated to reflect changes in the marketplace. The salaries of executives are reviewed on an annual basis by supervisory managers and the Committee.

  Bonus Plan

     The Company has adopted an Incentive Bonus Plan which is based on target goals of growth in both operating income and earnings per share. Individual performance goals are compared against the target goals established. Recommendations are made by individual supervisors and approved by the Committee.

  Long Term Stock Incentive Plans

     Stock options are granted as long range incentives to executives. Options vest over a ten year period. Options are granted at fair market value. The amount of options granted is tied to salary and performance and each grant is evaluated. No grant to executives is automatic. On May 29, 1996, at the Company's 1996 Annual Meeting of Stockholders, the stockholders approved a Long Term Incentive Plan ("LTIP") which provides for restricted stock awards to be granted to certain key officers and employees of the Company. Eligibility for awards under the LTIP requires that the Company's stock performance exceeds that of the Standard and Poor's 500 Index.

  Chief Executive Officer Compensation

     The Committee determines the compensation of the Chief Executive Officer based on a number of factors. The goal of the Committee is to grant compensation consistent with compensation granted to other chief executive officers of companies in the same industry. The Chief Executive Officer's compensation is based on an employment agreement with ICN (see "Executive Compensation") comprised of a base salary and a bonus based on the Company's performance. Special one time bonuses will be paid, at the Committee's discretion, based on special contributions made to the Company. Substantial bonuses are approved by the Board of Directors.

  Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code"), which was enacted in 1993, generally disallows a federal income tax deduction to any publicly-held corporation for compensation paid in excess of $1,000,000 in any taxable year beginning after January 1, 1994 to the chief executive officer and any of the four other most highly compensated executive officers who are employed by ICN on the last day of the taxable year. Section 162(m), however, does not disallow a federal income tax deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by the stockholders. The application of Section 162(m) is not expected to have a material impact on the federal income tax liability of ICN.

  Compensation Committee Interlocks and Insider Participation

     Bayh, Connaughton & Stewart P.C received fees in 1997 from ICN for legal services in the amount of $33,440. Mr. Birch E. Bayh, Jr. was formerly senior partner in the firm. Mr. Bayh is now a senior partner in the firm of Oppenheimer, Wolff, Donnelly & Bayh.

                                          Compensation and Benefits Committee

                                          Norman Barker, Jr.
                                          Senator Birch Bayh
                                          Alan F. Charles
                                          Roberts A. Smith
                                          Stephen D. Moses

                               PERFORMANCE GRAPH

     The following compares ICN's cumulative total stock return on the shares with the cumulative return on the Standard & Poor's 500 Stock Index and the 5-Stock Custom Composite Index for the five years ended December 31, 1997. The graph assumes that the value of the investment of the ICN Common Stock in each index as $100 at December 31, 1992 and that all dividends were reinvested. The cumulative total return for the Company is based on an initial investment in SPI (the predecessor for accounting purposes to the Company) on December 31, 1992 (and taking into account the conversion of shares of SPI common stock into shares in the Merger on November 11, 1994 on a one for one basis).

                            CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1992

                                           ICN
        MEASUREMENT PERIOD           PHARMACEUTICALS                        CUSTOM COMPOSITE
      (FISCAL YEAR COVERED)               INC.               S&P 500        INDEX (5 STOCKS)
DEC-92                                     100                 100                 100
DEC-93                                     145                 110                  76
DEC-94                                     184                 112                  95
DEC-95                                     221                 153                 157
DEC-96                                     227                 189                 146
DEC-97                                     574                 252                 150

     The 5-Stock Custom Composite Index consists of Allergan Inc., Amgen Inc., Carter Wallace Inc., Forest Laboratories -- Class A, and Syntex Corp. Performance for Syntex calculated through September 1994 after which the company was acquired.

                              CERTAIN TRANSACTIONS

     Loans and advances were made to certain executive officers of the Company during 1995, 1996 and 1997. See "Executive Compensation and Related Matters."

     Certain outside directors have provided legal and other consultation services to ICN which amounted to approximately $266,440 during 1997. See "Executive Compensation of Related Matters -- Compensation of Directors of ICN."

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand L.L.P. was selected as the Company's independent public accountants for fiscal 1997. Coopers & Lybrand L.L.P. will be present at the Annual Meeting and such representative will have an opportunity to make a statement if desired. Further, such representative will be available to respond to appropriate stockholder questions directed to him or her.

                             STOCKHOLDER PROPOSALS

     Any stockholder wishing to submit a proposal to be presented to all stockholders at the Company's 1999 Annual Meeting must submit such proposal to the Company so that it is received by the Company at its principal executive offices no later than January 30, 1999.

                                 ANNUAL REPORT

     The Annual Report to Stockholders for the year ended December 31, 1997 (including audited financial statements) is being mailed to stockholders with this Proxy Statement. The Annual Report does not form part of the material for the solicitation of proxies.

                                 MISCELLANEOUS

     The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters, of which the Board is not now aware, should properly come before the Annual Meeting, it is intended that the person named in the accompanying form of proxy will vote such proxy in accordance with his best judgment on such matters.

                                          By Order of the Board of Directors,

                                          /s/ MILAN PANIC
                                          Milan Panic
                                          Chairman of the Board

Costa Mesa, California
April xx, 1998

     THE COMPANY WILL MAIL WITHOUT CHARGE UPON WRITTEN REQUEST A COPY OF ITS MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO: SECRETARY, ICN PHARMACEUTICALS, INC., 3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626.

                            ICN PHARMACEUTICALS, INC.
                3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 28, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           ICN PHARMACEUTICALS, INC.

The undersigned hereby appoints Milan Panic and David C. Watt as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of ICN Pharmaceuticals, Inc. (the "Company") held of record by the undersigned on April 24, 1998 at the annual meeting of stockholders to be held at 11:00 a.m. E.D.T. on May 27, 1998 or any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instructions are indicated herein, this proxy will be treated as a grant of authority to vote "FOR" the nominees to the Board of Directors listed on the reverse side of this proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 and 3.

                               (Continued and to be signed on the reverse side.)

[X] Please mark your vote as in this example.

The Board of Directors of the Company recommends a vote "FOR" proposal 1.

FOR ALL NOMINEES LISTED BELOW                                 WITHHOLD AUTHORITY
            [ ]                                                      [ ]

1. Election of nominees listed below to the Board of Directors of the Company.

Nominees: Weldon Jolley, Ph.D., Thomas H. Lenagh, Roberts A. Smith, Ph.D.,
          Richard W. Starr, and Andrei Kozyrev, Ph.D.

2. Adoption of the ICN Pharmaceuticals, Inc. Amended and Restated 1998 Stock Option Plan.

   The Board of Directors recommends a vote "FOR" Proposal #2

                  FOR APPROVE                  AGAINST
                     [ ]                         [ ]

3. Adoption of the Restated Certificate of Incorporation to increase the actual capital stock of the Company from 110,000,000 to 210,000,000 shares.

   The Board of Directors recommends a vote "FOR" Proposal #3

                  FOR APPROVE                  AGAINST
                     [ ]                         [ ]

4. Adoption of a stockholder proposal to amend the By-Laws of the Company to provide for a mandatory retirement policy for directors of the Company.

   The Board of Directors recommends a vote "AGAINST" Proposal #4

                  FOR APPROVE                  AGAINST
                     [ ]                         [ ]

Please date this Proxy and sign exactly as your name appears herein. When there is more than one owner, all must sign, when signatory or attorney, executor, administrator, trustee, guardian, corporate officer or partner, sign full title as such. If a corporation please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the following space)

--------------------------------------------------------------------------------

                                        The undersigned acknowledges receipt of
                                        the copy of the Notice of Annual Meeting and Proxy Statement (with all enclosures and attachments) relating to the meeting.

                                        THE BOARD OF DIRECTORS OF THE COMPANY
                                        RECOMMENDS THAT YOU SIGN, DATE AND MAIL
                                        THE PROXY CARD TODAY.


                                        -------------------------  -------------
                                               Signature(s)             Date


                                        -------------------------  -------------
                                               Signature(s)             Date